Quantum Regains Compliance After Receiving Nasdaq Notice of Violation of Shareholder Approval Rule

Irvine, CA - August 20, 2009 - Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) announced today that on August 14, 2009, it received a letter from the Listing Qualifications department of The Nasdaq Stock Market notifying the Company that it violated Nasdaq Marketplace Rule 5635 and IM-5635 as a result of the debt restructuring transactions that occurred on July 10, 2009. However, the letter further states that as a result of the amendments to the transaction documents that occurred on August 3, 2009, the Nasdaq Listing Qualifications department has determined that the Company has regained compliance with the Marketplace rule and that, with this press release, the matter is now closed.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum's products and services at www.qtww.com.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email:  DRasmussen@qtww.com

+1-206-315-8242

©2008 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500  Fax 949-399-4600